IVC INDUSTRIES, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE
        (Dollars in Thousands, Except as Noted or Per Share Information)
                                   (unaudited)

                                                        Three Months ended
                                                             October 31,
                                                        2000             1999
                                                    -----------      -----------

Basic:
     Net income (loss)                              $    (1,075)     $     4,976

Weighted average shares outstanding                   2,090,081        2,088,092

Basic earnings per share                            $      (.51)     $      2.38
                                                    -----------      -----------

Diluted:
     Net income                                     $    (1,075)     $     4,976

Weighted average shares outstanding                   2,090,081        2,088,092

Incremental shares under Stock Option Plan                   --            1,759
                                                    -----------      -----------

Adjusted weighted average shares outstanding          2,090,081        2,089,851

Diluted earnings per share                          $      (.51)     $      2.38
                                                    -----------      -----------


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